Exhibit 10.1

Published CUSIP Number: 14149MAG9
CARDINAL HEALTH, INC.
364-DAY CREDIT AGREEMENT
dated as of October 8, 2024
THE SUBSIDIARY BORROWERS PARTY HERETO,
THE LENDERS PARTY HERETO
and
BANK OF AMERICA, N.A.,
as Administrative Agent
BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A.
and
WELLS FARGO BANK, N.A.
as Syndication Agents

BARCLAYS BANK PLC,
DEUTSCHE BANK SECURITIES INC.
and
GOLDMAN SACHS BANK USA
as Documentation Agents

BOFA SECURITIES, INC.
JPMORGAN CHASE BANK, N.A.
and
WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Book Managers

Page

1.1    Definitions.    1
1.2    Other Definitions and Provisions.    21
1.3    References to Agreement and Laws.    22
1.4    Times of Day.    22
1.5    [Reserved].    22
1.6    Rounding.    22
1.7    [Reserved].    23
1.8    Accounting Terms.    23
ARTICLE II. THE CREDITS    23
2.1    Commitments of the Lenders.    23
2.2    [Reserved].    24
2.3    [Reserved].    24
2.4    [Reserved].    24
2.5    Types of Loans.    24
2.6    Facility Fee; Other Fees; Reductions in Aggregate Commitment.    24
2.7    Minimum Amount of Each Loan.    24
2.8    Prepayments.    25
2.9    Method of Selecting Types and Interest Periods for New Loans.    25
2.10    Conversion and Continuation of Outstanding Loans.    26
2.11    Method of Borrowing.    27
2.12    Change in Interest Rate    27
2.13    Rates Applicable After Default.    27
2.14    Method of Payment.    28
2.15    Noteless Agreement; Evidence of Indebtedness.    28
2.16    Telephonic Notices.    29
2.17    Payment Dates for Interest Payments; Interest and Fee Basis.    29
2.18    Notification of Loans, Interest Rates, Prepayments and Commitment Reductions.    29
2.19    Lending Installations.    30
2.20    Non-Receipt of Funds by the Administrative Agent.    30

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(continued)
Page

2.21    [Reserved].    31
2.22    [Reserved].    31
2.23    Judgment Currency.    31
2.24    [Reserved].    31
2.25    [Reserved].    31
2.26    Replacement of Lender.    31
2.27    Application of Certain Payments.    32
2.28    Term-Out Option.    32
2.29    Defaulting Lenders.    33
ARTICLE III. YIELD PROTECTION; TAXES    33
3.1    Yield Protection.    33
3.2    Changes in Capital Adequacy Regulations.    35
3.3    Inability to Determine Rates.    35
3.4    Funding Indemnification.    37
3.5    Taxes.    38
3.6    Lender Statements; Survival of Indemnity.    41
3.7    [Reserved].    42
3.8    Beneficial Ownership Certification.    42
ARTICLE IV. CONDITIONS PRECEDENT    42
4.1    Initial Credit Extension.    42
4.2    Each Credit Extension.    43
ARTICLE V. REPRESENTATIONS AND WARRANTIES    44
5.1    Existence and Standing.    44
5.2    Authorization and Validity.    44
5.3    No Conflict; Government Consent; Other Consents.    44
5.4    Financial Statements.    45
5.5    Material Adverse Change.    45
5.6    Taxes.    45
5.7    Litigation and Contingent Obligations.    46

-ii-

(continued)
Page

5.8    Subsidiaries; Subsidiary Borrowers.    46
5.9    ERISA.    46
5.10    Accuracy of Information.    47
5.11    Regulation U.    47
5.12    Maintenance of Property.    47
5.13    Insurance.    47
5.14    Plan Assets; Prohibited Transactions.    47
5.15    Environmental Matters.    48
5.16    Investment Company Act.    48
5.17    Default.    48
5.18    Compliance with Laws.    48
5.19    Anti-Corruption Laws and Sanctions.    48
5.20    Affected Financial Institution.    48
ARTICLE VI. COVENANTS    49
6.1    Financial Reporting.    49
6.2    Use of Proceeds; Margin Stock.    50
6.3    Notice of Default; Notice of Beneficial Ownership Changes    51
6.4    Conduct of Business; Maintenance of Property; Books and Records.    51
6.5    Taxes.    51
6.6    Insurance.    52
6.7    Compliance with Laws.    52
6.8    Inspection.    52
6.9    Liens.    53
6.10    Subsidiary Indebtedness.    55
6.11    Contingent Obligations.    56
6.12    Consolidated Net Leverage Ratio.    56
ARTICLE VII. DEFAULTS    57
ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES    59
8.1    Acceleration.    59

-iii-

(continued)
Page

8.2    Amendments.    59
8.3    Preservation of Rights.    61
ARTICLE IX. GENERAL PROVISIONS    61
9.1    Survival of Representations.    61
9.2    Governmental Regulation; Maximum Interest Rate.    61
9.3    Headings.    62
9.4    Entire Agreement.    62
9.5    Several Obligations; Benefits of this Agreement.    62
9.6    Expenses; Indemnity; Damage Waiver.    62
9.7    Termination of Guarantees.    64
9.8    [Intentionally Omitted].    64
9.9    Severability of Provisions.    64
9.10    No Advisory or Fiduciary Responsibility.    65
9.11    Treatment of Certain Information; Confidentiality.    65
9.12    USA Patriot Act.    67
9.13    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.    67
9.14    Divisions    67
9.15    Interest Rates. Benchmark Notification; Availability of Daily Simple SOFR    68
9.16    Certain ERISA Matters    68
ARTICLE X. THE AGENT    69
10.1    Appointment and Authority.    69
10.2    Rights as a Lender.    70
10.3    Exculpatory Provisions.    70
10.4    Reliance by Administrative Agent.    71
10.5    Delegation of Duties.    71
10.6    Resignation of Administrative Agent.    71
10.7    Non-Reliance on Administrative Agent and Other Lenders.    73
10.8    No Other Duties, Etc.    73

-iv-

(continued)
Page

10.9    Administrative Agent May File Proofs of Claim.    73
10.10    Erroneous Payments.    74
ARTICLE XI. SETOFF; RATABLE PAYMENTS    75
11.1    Right of Setoff.    75
11.2    Ratable Payments.    75
ARTICLE XII. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS    76
12.1    Successors and Assigns.    76
ARTICLE XIII. NOTICES    80
13.1    Notices.    80
13.2    Change of Address.    81
ARTICLE XIV. Electronic Execution; Electronic Records; Counterparts    82
ARTICLE XV. CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL    83
15.1    CHOICE OF LAW.    83
15.2    CONSENT TO JURISDICTION; VENUE.    83
15.3    WAIVER OF JURY TRIAL.    84

-v-

(continued)
Schedules

Schedule 2.1(a)	–	Commitments
Schedule 2.16	–	List of Authorized Persons under Section 2.16
Schedule 4	–	Pricing Schedule
Schedule 13.1	–	Administrative Agent’s Office; Certain Addresses for Notices

Exhibits

Exhibit A	–	Form of Compliance Certificate
Exhibit B	–	Form of Assignment and Assumption Agreement
Exhibit C	–	Form of Loan/Credit Related Money Transfer Instruction
Exhibit D	–	Form of Note
Exhibit E	–	[Reserved]
Exhibit F-1	–	Form of Parent Guaranty
Exhibit F-2	–	Form of Subsidiary Guaranty
Exhibit G-1	–	U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-2	–	U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-3	–	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-4	–	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H	–	Form of Borrowing Notice
Exhibit I	–	Form of Notice of Loan Prepayment

-vi-

364-DAY CREDIT AGREEMENT
This 364-Day Credit Agreement, dated as of October 8, 2024, is among Cardinal Health, Inc., an Ohio corporation (the “Company”), certain Subsidiaries of the Company (the “Subsidiary Borrowers”, and together with the Company, the “Borrowers”), each lender party hereto from time to time (the “Lenders”) and Bank of America, N.A. as Administrative Agent. Capitalized terms used herein shall have the meanings assigned to them in Article I.
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
1.1Definitions.
As used in this Agreement:
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity interests of any Person, or otherwise causing any Person to become a subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of a Borrower) in which a Borrower or a Subsidiary of a Borrower is the surviving entity.
“Administrative Agent” means Bank of America, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent Fee Letter” means the administrative agent fee letter dated as of May 31, 2024, between the Company and Bank of America, N.A..
“Administrative Agent’s Office” means, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.1, or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent Parties” is defined in Section 13.3.
“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof. As of the Closing Date, the Aggregate Commitment is $1,000,000,000.
“Aggregate Outstanding Credit Exposure” means as at any date of determination with respect to any Lender, without duplication, the unpaid principal amount of such Lender’s Loans on such date.
“Agreement” means this 364-day credit agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Fee Rate” means, at any time, the percentage rate per annum at which Facility Fees are accruing on the Aggregate Commitment (without regard to usage) at such time as set forth in the Pricing Schedule.
“Applicable Margin” means, with respect to any Term SOFR Loan, the applicable percentage which is applicable at such time set forth in the Pricing Schedule.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Assignment Agreement” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.1(b)), and accepted by the Administrative Agent and the Company (to the extent the Company’s consent is required pursuant to Section 12.1(b)), in substantially the form of Exhibit B or any other form approved by the Administrative Agent and the Company.
“Authorized Officer” means any of the Chairman, Chief Executive Officer, President, Vice Chairman, Chief Financial Officer, Chief Accounting Officer, Controller, Treasurer or Assistant Treasurer of a Borrower, or their equivalent, acting singly. Any document delivered hereunder that is signed by an Authorized Officer of any Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Borrower.
“Available Commitment” means at any date of determination with respect to any Lender, the amount of such Lender’s Commitment in effect on such date reduced by the Aggregate Outstanding Credit Exposure of such Lender on such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.3 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means C.F.R. §1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” or “Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“BofA Securities” means BofA Securities, Inc. and its successors.
“Borrower Materials” is defined in the final paragraph of Section 6.1(d).
“Borrowers” means the Company and the Subsidiary Borrowers, and “Borrower” means any of them, as the context may require.
“Borrowing Date” means a date on which a Loan is made hereunder.
“Borrowing Notice” is defined in Section 2.9.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City.
“Change in Control” means an event or series of events by which any Person, or two or more Persons acting in concert, obtain beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Company; provided, however, that the acquisitions by or on behalf of a Plan, an employee stock purchase plan of the Company, or were or are officers, directors, employees or who hold or held in the aggregate not less than 5% of the outstanding shares of voting stock of the Company shall not be included in determining whether a Change in Control shall have occurred.
“Change in Law” is defined in Section 3.1(a).
“Closing Date” means October 8, 2024.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Commitment” means, for each Lender, the obligation of such Lender to make Loans to one or more Borrowers in an aggregate amount, not exceeding the amount set forth on Schedule 2.1(a) or as set forth in the Assignment Agreement to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commitment Percentage” means as to any Lender, the percentage which such Lender’s Commitment then constitutes of the Aggregate Commitments (or, if the Commitments have terminated or expired, the percentage which (a) the Aggregate Outstanding Credit Exposure of such Lender at such time constitutes of (b) the Aggregate Outstanding Credit Exposure of all Lenders at such time).
“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Company” has the meaning specified in the introductory paragraph hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A hereto.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent (in consultation with the Company), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” or “consolidated” means, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP.
“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period plus (b) the following, in each case (other than in the case of Restructuring and Synergies Amounts described in clause (ii) of the definition of such term) to the extent deducted in calculating such

Consolidated Net Income and without duplication: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable (current and deferred) by the Company and its Subsidiaries for such period; (iii) depreciation and amortization expense for such period; (iv) non-cash share-based compensation expense for such period; (v) losses on sales of assets outside the ordinary course of business for such period; (vi) impairment charges and acquired in-process research and development charges for such period, to the extent each is non-cash; (vii) transaction costs incurred in connection with acquisitions and divestures outside of the ordinary course of business (including in connection with the incurrence or repayment of Indebtedness in connection therewith) or any amendment or other modification of any debt instrument; (viii) Restructuring and Synergies Amounts for any four fiscal quarter period ending during the fiscal year ended June 30, 2023 or any fiscal year thereafter, not to exceed 10.0% of Consolidated EBITDA (determined prior to giving effect to this clause (viii) for the four consecutive fiscal quarter period most recently ended and for which the Administrative Agent has received reporting pursuant to Section 6.1 hereof); (ix) net charges with respect to litigation; (x) losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness (including deferred financing expenses written off and premiums paid); (xi) losses, charges and expenses attributable to the application of last-in first-out accounting; and (xii) other non-recurring non-cash charges of the Company and its Subsidiaries reducing such Consolidated Net Income (excluding any such charges to the extent representing an accrual or reserve for any cash charge in any future period) and minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax benefit (current and deferred) of the Company and its Subsidiaries for such period; (ii) gains on sales of assets outside of the ordinary course of business for such period; (iii) gains from litigation recoveries; (iv) gains attributable to the application of last-in first-out accounting; and (v) all non-recurring non-cash items increasing Consolidated Net Income for such period (excluding any such items representing the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of the following, in each case in the amount that would be reflected as a liability on a balance sheet of the Company and its Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP: (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent drawn and outstanding (and not yet reimbursed), (d) Finance Lease Obligations, and (e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary; provided that Consolidated Funded Indebtedness shall be deemed to not include (i) any Pre-Funded Acquisition Debt until the date the relevant Material Acquisition is consummated, (ii) Escrowed Debt, (iii) Mandatory

Redemption Debt, or (iv) that portion of any Indebtedness that has been defeased or satisfied and discharged in accordance with the terms of such Indebtedness.
“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest expense of the Company and its Subsidiaries with respect to such period in accordance with GAAP, and (b) if Securitization Obligations are outstanding during such period which are accounted for as a sale of accounts receivable, chattel paper, general intangibles or the like under GAAP, the additional interest expense that would have accrued during such period had such Securitization Obligations been accounted for as a borrowing during such period.
“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis and in accordance with GAAP, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.
“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of such date plus (ii) without duplication, the outstanding principal amount of Securitization Obligations as of such date (provided that if such Securitization Obligations are accounted for as a sale of accounts receivable, chattel paper, general intangibles, or the like under GAAP, the outstanding principal amount of such Securitization Obligations shall be determined as the amount which would have been considered outstanding at such date had such Securitization Obligations been accounted for as a borrowing at such date) minus (iii) the lesser of $1,000,000,000 and the Company’s aggregate unrestricted and unencumbered cash appearing in its consolidated balance sheet most recently provided to the Administrative Agent pursuant to the terms hereof, to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended, provided that, for such purpose, Consolidated EBITDA for any such period of four fiscal quarters shall be calculated giving pro forma effect to any Material Acquisition or any Material Disposition consummated during such period, as if such Material Acquisition or Material Disposition had occurred on the first day of such period. Pro forma calculations made pursuant to the proviso to the immediately preceding sentence shall be determined in good faith by an Authorized Officer of the Company.
“Consolidated Total Assets” means, as of any date of determination, the total amount of all of the assets of the Company and its Subsidiaries, determined on a consolidated basis and in accordance with GAAP, as set forth in the financials of the Company most-recently delivered hereunder pursuant to Section 6.1.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person for Indebtedness; provided, however, that any assumption, guaranty, endorsement, arrangement or undertaking with respect to any liability of any of its Subsidiaries to any other of its Subsidiaries shall not be a Contingent Obligation of the Company.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.10(b).
“Credit Extension” means the making of a Loan hereunder.
“Credit Extension Date” means the Borrowing Date for a Loan.
“Daily Simple SOFR” means, with respect to any applicable determination date, the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Default” means an event described in Article VII.
“Defaulting Lender” means, subject to Section 2.29, any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Specified Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers or any Specified Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied), (c) has failed, within three (3) Business Days after request by a Specified Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Specified Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.
“Disposition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the disposition (by sale, transfer, license, lease or otherwise) of all or substantially all of the assets of a Person, or of any business or division of a Person, (b), the disposition of in excess of 50% of the equity interests of any Person, or otherwise causing any Person to cease being a subsidiary, or (c) a merger or consolidation or any other combination with another person (other than a Person that is a Subsidiary of the Borrowers) in which any Borrower or a Subsidiary of any Borrower is not the surviving entity.
“Documentation Agent” means Barclays Bank PLC, Deutsche Bank Securities Inc. and Goldman Sachs Bank USA each in its capacity as a Documentation Agent or any successor documentation agent.

“Dodd-Frank” is defined in Section 3.1(a).
“Dollars” and “$” mean the lawful currency of the United States of America.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” is defined in Article XIV.
“Electronic Record” is defined in Article XIV.
“Electronic Signature” is defined in Article XIV.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Environmental Laws” means any and all Laws, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“Escrowed Debt” means proceeds of any debt securities, loans or other similar Indebtedness (including Loans, and, if applicable, letters of credit) incurred by the Company or a Subsidiary thereof which (x) are deposited into or otherwise credited to a segregated deposit account maintained by a Person that is not an Affiliate of the Company (which account may be subject to a Lien in favor of such unaffiliated Person), (y) are subject to release from such account pursuant to an escrow or similar arrangement entered into in connection with the incurrence of such Indebtedness and the transaction(s) giving rise to the incurrence of such Indebtedness, and (z) will be used to repay (or in the case of letters of credit, cash collateralize) such Indebtedness in its entirety if the transaction(s) giving rise to such incurrence is/are not consummated.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.26) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Existing Credit Agreement” means that certain 5-Year Credit Agreement, dated as of February 27, 2023, by and among the Company, certain Subsidiaries of the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
“Existing Revolving Loan Documents” means “Loan Documents” as defined in the Existing Credit Agreement.
“Extended Maturity Date” is defined in Section 2.28.
“Facility Termination Date” means the first to occur of (a) the later of (i) October 7, 2025 and (ii) if the maturity is extended pursuant to Section 2.28, such extended maturity date determined pursuant to that Section, and (b) the date the Commitments or this Agreement are earlier cancelled or terminated pursuant to the terms hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letters” means the Administrative Agent Fee Letter and the Lead Arranger Fee Letters.
“Finance Lease” means, subject to Section 1.8, any lease of Property by such Person as lessee which would be accounted for as a finance lease on a balance sheet of such Person prepared in accordance with GAAP.
“Finance Lease Obligations” of a Person means the amount of the obligations of such Person under Finance Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate. For the avoidance of doubt the initial Floor for the Term SOFR Rate shall be 0%.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Forward-Looking Statement” is defined in Section 5.10.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantors” means the Parent Guarantor and any Subsidiary Guarantors.

“Hostile Acquisition” means any Acquisition that has not been approved by the board of directors or similar body of the Person to be acquired.
“Indebtedness” of a Person means, as of any date, such Person’s (a) obligations for borrowed money or evidenced by bonds, notes, acceptances, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances, (b) obligations representing the deferred purchase price of Property or services (other than (i) trade payables arising in the ordinary course of such Person’s business, (ii) any earn-out obligation except to the extent such obligation is reflected as a liability on a balance sheet of the Company and its Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP and (iii) accruals for payroll or other employee compensation accrued in the ordinary course of business), (c) Indebtedness of any other Person secured by Liens on Property now or hereafter owned or acquired by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (but if such Indebtedness has not been assumed by, and is otherwise non-recourse to, such Person, only to the extent of the lesser of the fair market value of the assets of such Person subject to such Lien and the amount of such Indebtedness), (d) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (e) Finance Lease Obligations, (f) any Rate Hedging Obligations of such Person, and (g) all Contingent Obligations of such Person with respect to or relating to the indebtedness, obligations and liabilities of others as described in clauses (a) through (f) of this definition.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” is defined in Section 9.6(b).
“Information” is defined Section 9.11.
“Interest Period” means with respect to any Term SOFR Loan, the period, as selected by a Borrower, commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 3.3 shall be available for specification in such Borrowing Notice or Conversion/Continuation Notice. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and, in the case of a Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Loan.
“IRS” means the United States Internal Revenue Service.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders or administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.
“Lead Arranger Fee Letters” means, collectively, any fee letter agreements entered into in with the Company and a Lead Arranger in connection with this Agreement.
“Lead Arrangers” means BofA Securities, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC and their respective successors and assigns in their capacities as joint lead arrangers and joint book managers.
“Lenders” means the Persons listed on Schedule 2.1(a) and any other Person that shall have become a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.
“Lending Installation” means, with respect to a Lender, the office, branch, subsidiary or Affiliate of such Lender in which it elects to book Loans, as set forth in such Lender’s administrative questionnaire, or otherwise selected by such Lender pursuant to Section 2.19.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Finance Lease or other title retention agreement).
“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (a) made by one or more Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and in the case of Term SOFR Loans, for the same Interest Period. For the avoidance of doubt, the term “Loan” also includes any Term Loans as a result of the Borrowers’ exercise of the Term-Out Election.
“Loan Documents” means this Agreement, the Notes, the Parent Guaranty (if any), the Subsidiary Guaranty (if any), the Fee Letters and any other instrument or document executed in connection with any of the foregoing at any time by any Borrower with or in favor of the Administrative Agent and/or the Lenders (but excluding Rate Hedging Agreements).
“Mandatory Redemption Debt” means proceeds of any debt securities, loans or other similar Indebtedness (including Loans, and, if applicable, letters of credit) incurred by the

Company or a Subsidiary thereof for the purpose of financing a transaction (including any refinancing) permitted by this Agreement and will be used to repay (or, in the case of letters of credit, cash collateralize) such Indebtedness in its entirety if the transaction(s) giving rise to such incurrence is/are not consummated; provided that such proceeds shall cease to be Mandatory Redemption Debt upon consummation of such transaction with use of such proceeds or on the date that is sixty (60) days after the date on which (x) the applicable transaction was scheduled to be consummated and was not consummated by such date (to the extent such transaction is not evidenced by a written agreement (such as a share repurchase)) or (y) the agreement evidencing such transaction actually terminates.
“Material Acquisition” means the Acquisition by the Company or one of its Subsidiaries for aggregate cash consideration of $500,000,000 or more.
“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.
“Material Disposition” means the Disposition by the Company or one of its Subsidiaries for aggregate cash consideration of $500,000,000 or more.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company is a party to which more than one employer is obligated to make contributions.
“Non-U.S. Borrower” is defined in Section 3.1(b).
“Note” means any promissory note issued at the request of a Lender pursuant to Section 2.15(d) substantially in the form of Exhibit D.
“Notice of Loan Prepayment” is defined in Section 2.8(a).
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the Administrative Agent or any Indemnitee arising under the Loan Documents.
“OFAC” is defined in Section 9.6(b).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.26).
“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Parent Guarantor” means the Company.
“Parent Guaranty” means a guaranty executed by the Parent Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders (with such guaranty to be substantially in the form of Exhibit F-1).
“Participant” is defined in Section 12.1(d).
“Participant Register” is defined in Section 12.1(d).
“Participating Member State” means any member state of the European Union which has the Euro as its lawful currency.
“Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December and the Facility Termination Date, (b) with respect to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and, in the case of a Term SOFR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Facility Termination Date, and (c) to the extent not covered by the foregoing clauses (a) and (b) and not otherwise specified herein, the last day of each March, June, September, and December and the Facility Termination Date. Unless otherwise specified herein, if a Payment Date falls on a day that is not a Business Day, then the applicable payment then due shall be made on the next succeeding Business Day.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and as to which the Company or any member of the Controlled Group may have any liability.
“Platform” is defined in the final paragraph of Section 6.1(d).
“Pre-Funded Acquisition Debt” means Indebtedness incurred for the purpose of financing a Material Acquisition, which Indebtedness is issued in advance of the date of consummation of such Material Acquisition, so long as the indenture or agreement governing such Indebtedness provides that such Indebtedness shall be repaid or redeemed within a specified period after the incurrence of such Indebtedness if such Material Acquisition is not consummated with such period.
“Pricing Schedule” means Schedule 4 attached hereto identified as such.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned or leased by such Person.
“Pro Rata Share” means, with respect to a Lender, (a) in reference to the Aggregate Commitment, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment and (b) in reference to any Term Loans, a portion equal to a fraction the numerator of which is such Lender’s Term Loans and the denominator of which is the aggregate amount of Term Loans of all Lenders.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning set forth in the final paragraph of Section 6.1(d).
“Rate Hedging Agreement” means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, commodity prices or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.
“Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Hedging Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.
“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.
“Register” is defined in Section 12.1(c).

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date” is defined in Section 10.6(b).
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.
“Required Lenders” means Lenders in the aggregate holding more than 50% of the Aggregate Commitment or, if the Commitment of each Lender to make Loans has been terminated, as of any date of determination, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure; provided that the Commitment of, and the portion of the Aggregate Outstanding Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Rescindable Amount” has the meaning as defined in Section 2.20(c).
“Resignation Effective Date” is defined in Section 10.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.
“Restructuring and Synergies Amounts” means, for any period of determination, the following: (i) the amount of all cash restructuring and integration costs, charges, and expenses (including severance payments, facility exit costs and contract termination fees and other costs, charges and expenses incurred in connection with achieving cost savings, operating expense reductions and other synergies referred to in clause (ii) below) in connection with any acquisition or other transaction or initiative not prohibited hereunder and (ii) pro forma “run rate” cost savings, operating expense reductions and other cost synergies related to any acquisition or other transaction or initiative not prohibited hereunder that are projected by the Company in good faith to be realized within eighteen months after the consummation of the applicable acquisition, transaction or initiative giving rise thereto.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Same Day Funds” means with respect to disbursements and payments in Dollars, immediately available funds.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, the non-government controlled parts of the Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or ordinarily resident in a Sanctioned Country to the extent dealing with such Person would be prohibited by applicable Sanctions or (c) any Person 50% owned by any such Person or Persons described in the foregoing clause (a).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Scheduled Unavailability Date” is defined in Section 3.3(b)(ii).
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Securitization Obligations” means, as of any date of determination, all obligations established by or related to the Company or any of its Subsidiaries in connection with any account receivables sale or securitization transaction entered into by the Company or any of its Subsidiaries (including, without limitation, the receivables securitization program through that certain Fifth Amended and Restated Receivables Purchase Agreement, dated as of September 1,

2023, as amended from time to time, among Cardinal Health Funding, LLC, Cardinal Health 23 Funding, LLC, Griffin Capital, LLC, Cardinal Health 23, LLC, each entity signatory thereto as a conduit, each entity signatory thereto as a financial institution, each entity signatory thereto as a managing agent, each entity signatory thereto as an LC Bank and MUFG Bank, Ltd., as the Agent.
“Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” within the meaning of Rule 1-02 of the Securities and Exchange Commission’s Regulation S-X.
“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Adjustment” means 0.10% (10 basis points).
“Specified Currency” is defined in Section 2.23.
“Specified Party” means the Administrative Agent and each other Lender.
“Specified Rate Hedging Agreement” means a Rate Hedging Agreement which is (a) entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of equity interests of the Company or any of its Subsidiaries) or (b) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.
“Standard Securitization Undertakings” means any obligations and undertakings of the Company or any Subsidiary which facilitate, or are not inconsistent with, the treatment of at least one step of the transfer of receivables and related assets as a legal “true sale” and otherwise consistent with customary securitization undertakings in accordance with the laws of the applicable jurisdiction. For the avoidance of doubt, “Standard Securitization Undertakings” shall not include any guaranty or other obligation of the Company and its Subsidiaries with respect to any receivable that is not collected, not paid or is otherwise uncollectible solely on account of the insolvency, bankruptcy, creditworthiness or financial inability to pay of the applicable account debtor.
“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.
“Subsidiary Borrower” means each Subsidiary of the Company designated a Subsidiary Borrower from time to time in accordance with Section 5.8.
“Subsidiary Guarantor” means any Subsidiary that (a) has executed and delivered to the Administrative Agent a Subsidiary Guaranty (which remains in full force and effect with respect to such Subsidiary) and (b) in connection with such execution and delivery, has delivered to the Administrative Agent documents of the types referred to in Section 4.1(a)(i)-(iii) with respect to such Subsidiary and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Subsidiary Guaranty of such Subsidiary), all in form, content and scope reasonably satisfactory to the Administrative Agent.
“Subsidiary Guaranty” means a guaranty entered into by a Subsidiary, in substantially the form of Exhibit F-2.
“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which (a) represents more than 20% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (b) is responsible for more than 20% of the consolidated revenues or of the consolidated net earnings of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.
“Successor Rate” is defined in Section 3.3(b).
“Syndication Agents” means Bank of America, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., each in its capacity as a Syndication Agent.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loans” is defined in Section 2.28.
“Term-Out Election” is defined in Section 2.28.
“Term SOFR” means:
(a)for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such term;
provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than 0%, the Term SOFR shall be deemed 0% for purposes of this Agreement.
“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Replacement Date” is defined in Section 3.3.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Type” means, with respect to any Loan, its nature as a Base Rate Loan or Term SOFR Loan.
“U.K. Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” is defined in Section 3.5(f)(ii)(B)(3).
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Other Definitions and Provisions.
(a)With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) [Intentionally Omitted], (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof”, and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules can be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(b)Each reference to “basis points” or “bps” shall be interpreted in accordance with the convention that 100 bps = 1.0%.

(c)If any of the baskets set forth in this Agreement are exceeded solely as a result of fluctuations in the amount of Consolidated Total Assets for any fiscal quarter after the date of incurrence or, if applicable, the last time such baskets were calculated or required to be calculated for any purpose, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations so long as the utilization of such basket was permitted at the time thereof.
1.3References to Agreement and Laws.
Unless otherwise expressly provided herein, references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.
1.4    Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as expressly stated otherwise herein) or performance shall extend to the immediately succeeding Business Day.
1.5    [Reserved].
1.6    Rounding.
Any financial ratios required to be maintained by any Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with 0.5 of a unit being rounded upward).
1.7[Reserved].
1.8Accounting Terms.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (a) the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); and (b) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. In addition, notwithstanding any other provision contained herein or in any other Loan Document, the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude any change (whether such change occurs before or after the Closing Date) to operating lease accounting rules and all lease liabilities and right of use assets related to operating leases under Financial Accounting Standards Board Accounting Standards Codification 842, such that financing leases shall be the only leases included in determinations of Indebtedness (including determinations of compliance with the financial ratios and financial covenants set forth in this Agreement).
ARTICLE II.

THE CREDITS
2.1    Commitments of the Lenders.
From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, for itself only, subject to the terms and conditions set forth in this Agreement, to make Loans to the Borrowers in Dollars from time to time, in aggregate amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment (and only so long as, after giving effect thereto and to any concurrent repayment or prepayment of Loans, the Aggregate Outstanding Credit Exposure of all Lenders does not exceed the Aggregate Commitment). Each making of Loans pursuant to this Section 2.1(a)(i) shall consist of Loans made by each Lender ratably in proportion to such Lender’s respective Available Commitment divided by the aggregate Available Commitments of all Lenders at such time.

2.2    [Reserved].
2.3    [Reserved].
2.4    [Reserved].
2.5    Types of Loans.
Any Loan may be a Base Rate Loan or Term SOFR Loan in accordance with Sections 2.9 and 2.10.
2.6    Facility Fee; Other Fees; Reductions in Aggregate Commitment.
The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) in Dollars, determined in accordance with the Pricing Schedule, calculated on the actual daily amount of the Aggregate Commitment multiplied by the applicable percentage set forth in the Pricing Schedule, whether used or unused, payable quarterly in arrears for the ratable benefit of the Lenders on the fifteenth day to occur after the end of each calendar quarter (and if such day if not a Business Day, then on the first Business Day to occur immediately thereafter). The Facility Fee shall accrue from the date of this Agreement until the Facility Termination Date; provided that, if a Lender continues to have any Aggregate Outstanding Credit Exposure after its Commitments terminate, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Aggregate Outstanding Credit Exposure from and including the date on which its Commitments terminate to but excluding the date on which such Lender ceases to have any Aggregate Outstanding Credit Exposure. The Company shall pay to the Lead Arrangers and the Administrative Agent fees in the amounts and at the times specified in the Fee Letters. The Company shall pay to the Lenders, in Dollars, such fees as shall be separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as may be agreed between the Company and the applicable Lender). The Aggregate Commitment may permanently and ratably be reduced by the Company in multiples of $10,000,000 by written notice not later than 11:00 a.m. three (3) Business Days’ prior to the requested date of such reduction in the Aggregate Commitments. Notwithstanding anything to the contrary contained in this Agreement, the Company may rescind or postpone any notice of termination under Section 2.6 if such termination would have resulted from a refinancing of all or a portion of the applicable Commitments or if it is otherwise conditioned on the consummation of a transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed.
2.7    Minimum Amount of Each Loan.
Each Term SOFR Loan shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof) and each Base Rate Loan shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that any Base Rate Loan may be in the amount of the unused Aggregate Commitment.

2.8    Prepayments.
(a)The Borrowers may from time to time pay, without penalty or premium, all outstanding Base Rate Loans, or, in a minimum aggregate amount of $5,000,000, any portion of the outstanding Base Rate Loans not later than 11:00 a.m. upon one (1) Business Day’s prior notice to the Administrative Agent, who shall give prompt notice thereof to the Lenders substantially in the form of Exhibit I hereto or such other form agreed to by the Company and the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) (a “Notice of Loan Prepayment”).
(b)The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Term SOFR Loans, or, in a minimum aggregate amount of $5,000,000, any portion of outstanding Term SOFR Loans upon (x) two (2) Business Days’ prior notice to the Administrative Agent. The Administrative Agent shall give prompt notice thereof to the Lenders.
(c)If at any time, for any reason, the Aggregate Outstanding Credit Exposure of all Lenders shall exceed the Aggregate Commitment then in effect, the Borrowers shall, without notice or demand, immediately prepay the Loans such that the sum of the aggregate principal amount of Loans so prepaid, at least equals the amount of such excess.
(d)[reserved].
(e)Each prepayment pursuant to this Section 2.8 shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of prepayment and any amounts payable under Section 3.4 in connection with such payment.
(f)Notwithstanding anything to the contrary contained in this Agreement, any Borrower may rescind or postpone any notice of prepayment under Section 2.8(a) or (b) if such prepayment would have resulted from a refinancing of all or a portion of the Loans or if it is otherwise conditioned on the consummation of a transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed.
2.9    Method of Selecting Types and Interest Periods for New Loans.
The Company or the relevant Borrower from time to time shall select the Type of Loan and, in the case of each Term SOFR Loan, the Interest Period therefor. The Company or the relevant Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit H hereto or such other form agreed to by the Company and the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) (a “Borrowing Notice”), not later than 11:00 a.m. (i) on the Borrowing Date of each Base Rate Loan and (ii) two (2) Business Days before the Borrowing Date for each Term SOFR Loan, specifying:
(a)the Borrower;

(b)the Borrowing Date, which shall be a Business Day, of such Loan;
(c)the aggregate amount of such Loan;
(d)the Type of Loan selected;
(e)in the case of each Term SOFR Loan, the Interest Period; and
(f)details relating to funds transfer for such Loan.
If no election as to the Type of Loan is specified, then the requested Loan shall be a Base Rate Loan. If no Interest Period is specified with respect to any requested Term SOFR Loan, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Notice in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Loan.
After giving effect to all borrowings of Loans, all conversions of Loans from one Type to the other and all continuations of the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to the Loans.
2.10    Conversion and Continuation of Outstanding Loans.
Base Rate Loans shall continue as Base Rate Loans unless and until such Base Rate Loans are converted into Term SOFR Loans pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Term SOFR Loan shall continue as a Term SOFR Loan until the end of the then applicable Interest Period therefor, at which time each such Term SOFR Loan shall be automatically continued with a one-month Interest Period unless (x) such Term SOFR Loan is or was repaid in accordance with Section 2.8 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of the applicable Interest Period, such Term SOFR Loan either continue as a Term SOFR Loan for the same or another Interest Period or be converted into a Base Rate Loan.
Subject to the terms of Section 2.7, the applicable Borrower may elect from time to time to convert all or any part of a Loan of any Type into any other Type or Types of Loans provided that any conversion of any Term SOFR Loan shall be made on, and only on, the last day of the Interest Period applicable thereto. The applicable Borrower shall give the Administrative Agent irrevocable notice (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) (each a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Term SOFR Loan not later than 11:00 a.m. (i) at least one Business Day, in the case of a conversion into a Base Rate Loan, (ii) at least two (2) Business Days, in the case of a conversion into or continuation of a Term SOFR Loan:
(A)the requested date, which shall be a Business Day, of such conversion or continuation; and

(B)the amount and Type(s) of Loan(s) into which such Loan is to be converted or continued and, in the case of a conversion into or continuation of a Term SOFR Loan, the duration of the Interest Period applicable thereto.
After giving effect to all borrowings of Loans, all conversions of Loans from one Type to the other and all continuations of the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to the Loans.
2.11    Method of Borrowing.
On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, not later than 1:00 p.m., in Same Day Funds immediately available to the Administrative Agent, at the Administrative Agent’s Office. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the relevant Borrower at the Administrative Agent’s aforesaid address.
2.12    Change in Interest Rate
Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a Term SOFR Loan into a Base Rate Loan pursuant to Section 2.10 to (but not including) the date it becomes due or is converted into a Term SOFR Loan pursuant to Section 2.10 hereof, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on that portion of any Loan maintained as a Base Rate Loan will take effect simultaneously with each change in the Base Rate. Each Term SOFR Loan shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the applicable Term SOFR Rate determined by the Administrative Agent as applicable to such Term SOFR Loan based upon the applicable Borrower’s selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date. For the avoidance of doubt, but without duplication, the Applicable Margin shall be included in each calculation of the Base Rate and each Term SOFR determined hereunder from time to time.
2.13    Rates Applicable After Default.
(a)    Notwithstanding anything to the contrary set forth in Section 2.9 or 2.10, during the continuance of any Default or Unmatured Default, the Required Lenders may, at their option and by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Loan may be made as, converted into or continued as a Term SOFR Loan. Notwithstanding anything to the contrary set forth in Section 2.9 or 2.10, during the continuance of any Default or Unmatured Default, unless repaid, each

Term SOFR Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.
(b)    During the continuance of a Default, the Required Lenders may, at their option and by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Term SOFR Loan shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum; and (ii) each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate, in effect from time to time plus 2% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.
2.14    Method of Payment.
Each Loan shall be repaid and each payment of interest thereon shall be paid in the currency in which such Loan was made or converted into. All payments of the Obligations hereunder shall be made, without condition or deduction for any counterclaim, defense, recoupment or setoff, in immediately available funds by wire transfer to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s Office specified in writing by the Administrative Agent to the applicable Borrower, by 2:00 p.m. on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. All payments to be made by the Borrowers hereunder shall be made in Same Day Funds, at the Administrative Agent’s Office, and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at, with respect to Base Rate Loans and Term SOFR Loans, its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.
2.15    Noteless Agreement; Evidence of Indebtedness.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder and Type thereof and, if applicable, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c)The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.
(d)Any Lender may request that its Loans be evidenced by a promissory note (a “Note”). In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.1) be represented by one or more Notes (but not more than one Note for each Agreed Currency) payable to the payee named therein or any assignee pursuant to Section 12.1, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.
2.16    Telephonic Notices.
The Borrowers hereby authorize the Lenders and the Administrative Agent to extend, convert or continue Loans, effect selections of Types of Loans and to transfer funds based on telephonic notices given to the Administrative Agent by any person or persons listed on Schedule 2.16, as such Schedule may be revised by the Company from time to time in accordance with Section 13.1, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrowers agree to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each permitted telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent regarding the telephonic notice shall govern absent manifest error.
2.17    Payment Dates for Interest Payments; Interest and Fee Basis.
Interest accrued on each Base Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Base Rate Loan is prepaid, whether due to acceleration or otherwise, and on the Facility Termination Date. Interest on Base Rate Loans shall be calculated for actual days elapsed on the basis of a 365 or 366-day year, as appropriate. Interest accrued on that portion of the outstanding principal amount of any Base Rate Loan converted into a Term SOFR Loan on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Term SOFR Loan shall be payable in arrears on the last day of its applicable Interest Period, on any date on which the Term SOFR Loan is prepaid, whether by acceleration or otherwise, and on the Facility Termination Date. Interest accrued on each Term SOFR Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Facility Fees, utilization fees and interest on Term SOFR Loans shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon at the place of payment. If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
2.18    Notification of Loans, Interest Rates, Prepayments and Commitment Reductions.
Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender, the Company and the relevant Borrower of the interest rate applicable to each Term SOFR Loan promptly upon determination of such interest rate and will give each Lender and the Company prompt notice of each change in the Base Rate.
2.19    Lending Installations.
Each Lender will book its Loans in its administrative questionnaire or from time to time selected by such Lender in accordance with this Section 2.19. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by not less than one (1) Business Day’s prior written notice to the Administrative Agent and the Borrowers in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.
2.20    Non-Receipt of Funds by the Administrative Agent.
(a)Unless the relevant Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent (or in the case of any Base Rate Loan by 12:00 p.m. on the Business Day of a Loan), or in the case of such Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, (y) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan. The failure of any Lender to make the Loan to be made by it shall not relieve any other Lender of its obligation hereunder to make its Loan on the date requested and any repayment by such Borrower shall be without prejudice to any claim such

Borrower may have against a Lender that failed to make such payment to the Administrative Agent.
(b)The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.6(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.6(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.6(c).
(c)With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders, severally agree to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
2.21    [Reserved].
2.22    [Reserved].
2.23    Judgment Currency.
If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with such other currency at the Administrative Agent’s Office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the Specified Currency with such other currency. If the amount of the Specified Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the Specified Currency, the Borrowers agree, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the Specified Currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the Specified Currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the relevant Borrower.
2.24    [Reserved].
2.25    [Reserved].
2.26    Replacement of Lender.
If any Lender requests compensation under Section 3.1 or Section 3.2, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, or if any Lender becomes Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.01), all its interests, rights (other than its existing rights to payments pursuant to Sections 3.1, 3.2 or 3.5) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) such assignment does not conflict with applicable law and (iv) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
2.27    Application of Certain Payments.
If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.20(a) or 9.6(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.28    Term-Out Option.
(a)    Any Borrower may, upon delivery of a Term-Out Notice (a “Term-Out Election”) to the Administrative Agent not earlier than 60 days and not later than 35 days prior to the Facility Termination Date and satisfaction of the conditions specified in Section 2.28(b), elect to have the entire principal amount of the Loans outstanding on the Facility Termination Date converted into non-revolving term loans (collectively, the “Term Loans”), which Term Loans shall be repaid in full ratably to the Lenders on the date that is one year after the Facility Termination Date (the “Extended Maturity Date”).
(b)    Upon the effectiveness of the Term-Out Election, the Commitments shall be permanently terminated. All Loans converted into Term Loans pursuant to this Section 2.28 shall continue to constitute Loans except that the Borrowers may not reborrow after all or any portion of such Loan have been prepaid. The effectiveness of the Term-Out Election is subject to the satisfaction of the following conditions: (i) the representations and warranties contained in Article V or any other Loan Document are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date, (ii) no Event of Default has occurred and is continuing or would result from the Term-Out Election, (iii) since the date of the financial statements most recently available under Section 6.1(a) or the date of the most recent 8-K report filed by the Company with the Securities and Exchange Commission, no event, circumstance or development shall have occurred that constitutes, has had or could reasonably be expected to constitute or to have a Material Adverse Effect, (iv) delivery of a customary certificate, signed by an Authorized Officer of the Company, stating that the conditions in Section 2.28(b)(i), (b)(ii) and (b)(iii) have been satisfied upon the effectiveness of the Term-Out Election and (v) a one-time fee equal to 0.75% of the outstanding principal amount of the Loans has been paid to the Administrative Agent for the account of each Lender whose Loans are being converted to Term Loans.
2.29    Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.6; and
(b)the voting rights of such Defaulting Lender shall be modified as set forth in the definition of Required Lenders.
In the event that the Administrative Agent and the Borrowers, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage.
ARTICLE III.

YIELD PROTECTION; TAXES
3.1    Yield Protection.
(a)If, on or after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), the adoption or taking effect of any Law or any governmental policy or directive (whether or not having the force of Law), or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency (any such event, a “Change in Law”; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder, issued in connection therewith or in implementation thereof (“Dodd-Frank”) shall be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented and (y) all requests, rules, guidelines or directives promulgated by the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented):
(i)subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Loan principal, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or
(ii)imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, or
(iii)imposes any other condition (other than Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation maintaining its Commitment or making, funding or maintaining its Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to its Commitment or the amount of Loans held or interest received by it, by an amount deemed material by such Lender, and (A) the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or other Recipient, as the case may be, of making, converting into, continuing or maintaining its Loans or Commitment or of issuing or maintaining or to reduce the return received by such Lender or applicable Lending Installation or other Recipient, as the case may be, in connection with such Loan, or Commitment, and (B) such Lender or the applicable Lending Installation or other Recipient, as the case may be, is generally demanding similar compensation from its other similar borrowers in similar circumstances, then, within 30 days of demand by such Lender or other Recipient, as the case may be, the relevant Borrower shall pay such Lender or other Recipient, as the case may be, such reasonable additional amount or amounts as will compensate such Lender or other Recipient for such increased cost or reduction in amount received, provided that the relevant Borrower shall not be required to pay such Lender or other Recipient pursuant to this Section 3.1(a) for such increased cost or reduction in amount received to the extent incurred more than 180 days prior to the date that such Lender or other Recipient, as the case may be, notifies such relevant Borrower of the Change in Law giving rise to such increased cost or reduction in amount received, provided further that, if the Change in Law giving rise to such increased costs or reduction in amount received is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)Non-U.S. Reserve Costs or Fees With Respect to Loans to Non-U.S. Borrowers. If any Law or any governmental or quasi-governmental policy or directive of any jurisdiction outside of the United States of America or any subdivision thereof (whether or not having the force of Law) imposes or deems applicable any reserve requirement against or fee with respect to assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, and the result of the foregoing is to increase the cost to such Lender or applicable Lending Installation making or maintaining its Loans to any Borrower that is not incorporated under the Laws of the United States of America or a state thereof (each a “Non-U.S. Borrower”) or its Commitment to any Non-U.S. Borrower or to reduce the return received by such Lender or applicable Lending Installation in connection with such Loans, to any Non-U.S. Borrower or its Commitment to any Non-U.S. Borrower, then, within 30 days of demand by such Lender, such Non-U.S. Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.
3.2    Changes in Capital Adequacy Regulations.
If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company as a consequence of this Agreement or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

3.3    Inability to Determine Rates.
(a)If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.3(b), and the circumstances under clause (i) of Section 3.3(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of the first paragraph of this Section 3.3(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.
Upon receipt of such notice, (i) any Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Credit Extension of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.
(b)Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrowers or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate).
If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.
Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.3(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.3 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.0%, the Successor Rate will be deemed to be 0.0% for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right (in consultation with the Company) to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.
3.4    Funding Indemnification.
In the event of (i) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked pursuant to the terms hereof and is revoked in accordance therewith) or (iv) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by any Borrower pursuant to Section 2.26, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
3.5    Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 3.5, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.1(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Status of Lenders. (i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-3 or Exhibit G-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(ii)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, pursuant to the provisions of Section 10.6 and Section 12.1, respectively, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.6    Lender Statements; Survival of Indemnity.
To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Loans under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrowers (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Loan shall be calculated as though each Lender funded its Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining Term SOFR, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrowers of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7    [Reserved].
3.8    Beneficial Ownership Certification.
As of the Closing Date, to the best knowledge of the Borrowers, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement (or any amendment thereof) is true and correct in all respects.
ARTICLE IV.

CONDITIONS PRECEDENT
4.1    Initial Credit Extension.
This Agreement shall not become effective and the Lenders shall not be required to make the initial Credit Extension hereunder unless the Borrowers have satisfied the following conditions:
(a)Each Borrower has furnished to the Administrative Agent:
(i)A copy of the articles or certificate of incorporation of such Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.
(ii)A copy, certified by the Secretary or Assistant Secretary of such Borrower, of its by-laws or code of regulations and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Borrower is a party.
(iii)An incumbency certificate, executed by the Secretary or Assistant Secretary of such Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Borrower authorized to sign the Loan Documents to which such Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower.
(iv)A certificate, signed by the Chief Financial Officer or Treasurer of such Borrower, stating that on the Closing Date (A) no Default or Unmatured Default has occurred and is continuing nor, if applicable, would a Default or Unmatured Default result from any Credit Extension being made on such date and (B) the representations and warranties contained in Article V hereof and in each other Loan Document are true and correct in all material respects except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date.

(v)Written opinions of Borrowers’ legal counsel, addressed to the Administrative Agent and the Lenders in form and substance reasonably satisfactory to the Administrative Agent.
(vi)Any Notes requested by a Lender pursuant to Section 2.15 payable to each such requesting Lender.
(vii)Written money transfer instructions, in substantially the form of Exhibit C, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.
(viii)Executed counterparts of this Agreement by the Company, Administrative Agent and the Lenders.
(b)[Reserved].
(c)Payment of the fees and other amounts described in the Fee Letters and all other reasonable fees required to be paid, in each case, that are due on or before the date hereof and for which invoices have been presented to the Company at least one Business Day prior to the Closing Date.
(d)The Administrative Agent shall have received, (i) at least five days prior to the Closing Date, all documentation and other information regarding each Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) if the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, a Beneficial Ownership Certification, in relation to the Company.
Without limiting the generality of the provisions of the last paragraph of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.2    Each Credit Extension.
The Lenders shall not be required to make any Credit Extension (other than a Credit Extension in the form of a continuation or conversion of Loans), unless on the applicable Credit Extension Date, the following conditions precedent have been satisfied:
(a)There exists no Default or Unmatured Default, nor would a Default or Unmatured Default result from such Credit Extension hereunder.

(b)The representations and warranties contained in Article V or any other Loan Document (other than Sections 5.5, 5.7 and 5.15 (other than on the Closing Date)) are true and correct in all material respects as of such Credit Extension Date and as of any date Commitments are increased hereunder except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date; provided, further that, any representation and warranty that is qualified as to materiality, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any such qualification therein) in all respects on such respective dates.
Each Borrowing Notice shall constitute a representation and warranty by the Borrowers, as of the applicable Credit Extension Date, that the conditions in Sections 4.2(a) and (b) have been satisfied.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES
The Company and each of the Borrowers represents and warrants to the Lenders that:
5.1    Existence and Standing.
Each of the Company, the Subsidiary Borrowers and the Significant Subsidiaries is a corporation, partnership (in the case of Subsidiary Borrowers or Significant Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.2    Authorization and Validity.
Each Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. Each Loan Document has been duly executed and delivered by the Borrowers party thereto and the execution and delivery by each Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other proceedings, and the Loan Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally.
5.3    No Conflict; Government Consent; Other Consents.
Neither the execution and delivery by the Borrowers of the Loan Documents to which they are a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any Law, order, writ, judgment, injunction, decree or award binding on any Borrower except where such violation could not reasonably be expected to have a Material Adverse Effect, (ii) any Borrower’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, code or regulations, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or material agreement to which any Borrower is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Borrower pursuant to the terms of any such indenture, instrument or material agreement, except where such violation could not reasonably be expected to have a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof or any other Person, which has not been obtained by a Borrower, is required to be obtained by any Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by such Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
5.4    Financial Statements.
The following consolidated financial statements heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations in all material respects of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of such interim statements, to routine year-end audit adjustments:
(a)June 30, 2023 audited consolidated financial statements of the Company and its Subsidiaries; and
(b)March 31, 2024 unaudited interim consolidated financial statements of the Company and its Subsidiaries.
5.5    Material Adverse Change.
Since the date of the most recent 10-Q or 8-K report filed by the Company with the Securities and Exchange Commission, there has been no change in the condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.
5.6    Taxes.
The Company, the Subsidiary Borrowers and the Significant Subsidiaries have filed or caused to be filed all United States federal tax returns and all other tax returns which are required to be filed and have paid or caused to be paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company, the Subsidiary Borrowers or the Significant

Subsidiaries, except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and (b) to the extent that the failure to do so could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed to be made, reasonably be expected to have a Material Adverse Effect.
5.7    Litigation and Contingent Obligations.
Except as disclosed as material in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2023 and Form 10-Q for fiscal quarter ended March 31, 2024, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers or of any treasury or finance department employee of the Company serving as the Company’s primary representative relating to the transactions contemplated by this Agreement, threatened in writing against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.
5.8    Subsidiaries; Subsidiary Borrowers.
All of the issued and outstanding shares of capital stock or other ownership interests of all Significant Subsidiaries and Subsidiary Borrowers have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable, except to the extent that the lack of such status could not reasonably be expected to have a Material Adverse Effect. The Company may designate any Subsidiary thereon which is directly or indirectly 80% or more owned by the Company as a Subsidiary Borrower hereunder so long as (a) the Company provides the Administrative Agent and the Lenders ten (10) days’ prior notice of such designation, (b) the Company guarantees the obligations of such new Subsidiary Borrower pursuant to the terms of the Parent Guaranty (which Parent Guaranty is not in effect as of the Closing Date, but is required to be in effect prior to or substantially contemporaneously with the first such Subsidiary Borrower becoming a party hereto), (c) such new Subsidiary Borrower delivers all corporate or organizational documents and authorizing resolutions and legal opinions reasonably requested by the Administrative Agent together with such documentation as may be reasonably requested by the Administrative Agent and the Lenders in connection with “know your customer”, beneficial interest and similar compliance requirements, (d) such new Subsidiary Borrower agrees to the terms and conditions of this Agreement and the Borrowers and the new Subsidiary Borrower execute all agreements and take such other action reasonably requested by Administrative Agent and (e) all applicable Lenders are able (i) under their respective internal policies and guidelines with respect to (A) lending to borrowers located in certain foreign jurisdictions and (B) lending in certain foreign currencies and (ii) under all constitutions, Laws, orders of courts or Governmental Authorities, to lend to such new Subsidiary Borrower. The Company may remove any Subsidiary as a Subsidiary Borrower upon (i) written notice by the Company to the Administrative Agent to such effect and (ii) repayment in full of all outstanding Loans of such Subsidiary Borrower, including, without limitation, any payments due to the Lenders under Sections 3.1, 3.2, 3.4, 3.5 and 9.6.

Nothing in this Section 5.8 is intended to limit the ability of a Subsidiary Borrower to merge into another Subsidiary Borrower.

5.9    ERISA.
The Unfunded Liabilities of all Single Employer Plans could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Single Employer Plan complies in all material respects with all applicable requirements of Law where the failure to so comply could reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred with respect to any Plan where such occurrence could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Subsidiary Borrowers or the Significant Subsidiaries have withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Single Employer Plan where in either instance a liability could reasonably be expected to result in a Material Adverse Effect.
5.10    Accuracy of Information.
No written information, exhibit or report furnished by the Company or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents (when taken together with other written information so furnished) contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date thereof; provided, however, that to the extent any such information, exhibits or reports include or incorporate by reference any forward-looking statement (each, a “Forward-Looking Statement”) which reflects the Company’s current view (as of the date such Forward-Looking Statement is made) with respect to future events, prospects, projections or financial performance, such Forward-Looking Statement is subject to uncertainties and other factors which could cause actual results to differ materially from such Forward-Looking Statement.
5.11    Regulation U.
Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Company and its Subsidiaries (either of the Company only or the Company and its Subsidiaries on a consolidated basis) which are subject to any limitation on sale, pledge or other restriction hereunder.
5.12    Maintenance of Property.
The Company and the Subsidiary Borrowers and the Significant Subsidiaries maintain all Property and keep such Property in good repair, working order and condition in accordance with customary and prudent business practices for similar businesses, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.13    Insurance.
The Company, each Subsidiary Borrower and each Significant Subsidiary, maintains as part of a self-insurance program or with financially sound and reputable insurance companies insurance on all their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as is consistent with sound business practice.
5.14    Plan Assets; Prohibited Transactions.
The Company is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
5.15    Environmental Matters.
In the ordinary course of its business, the Company considers the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which it identifies and evaluates potential risks and liabilities accruing to the Company due to Environmental Laws. On the basis of this consideration, the Company has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
5.16    Investment Company Act.
Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.17    Default.
There exists no Default or Unmatured Default under Article VII of this Agreement.
5.18    Compliance with Laws.
The Company, each Subsidiary Borrower and each Significant Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law, order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.19    Anti-Corruption Laws and Sanctions.
The Borrowers have implemented and maintain in effect policies and procedures designed to promote compliance by the Borrowers, their Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and to the knowledge of the Borrowers, their respective employees, officers, directors and agents (in their capacity as such) that will act in any capacity in connection with or benefit from the credit facility established hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. None of the Borrowers or any Subsidiary is a Sanctioned Person.
5.20    Affected Financial Institution.
No Borrower is an Affected Financial Institution.
ARTICLE VI.

COVENANTS
So long as any Loan shall remain unpaid and/or any Lender shall have any Commitment hereunder, unless the Required Lenders shall otherwise consent in writing:
6.1    Financial Reporting.
The Company will furnish to the Administrative Agent (for distribution to the Lenders):
(a)Within 120 days after the close of each of its fiscal years (commencing with the fiscal year ending June 30, 2024), an unqualified (except for (i) qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Company’s independent certified public accountants and (ii) the impending maturity of the Loans or any Indebtedness or the impending expiration of the Commitments or any other revolving commitments) audit report certified by independent certified public accountants of nationally recognized standing, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss statements, and a statement of cash flows.
(b)Within 60 days after the close of each of the first three quarterly periods of each fiscal year (beginning with the quarter ending September 30, 2024), for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated unaudited profit and loss statements and a consolidated unaudited statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its Chief Financial Officer, Chief Accounting Officer, Controller, or Treasurer and prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.
(c)Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit A signed by its Chief Financial Officer, Chief Accounting Officer, Controller, or Treasurer and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
(d)Documents required to be delivered pursuant to Sections 6.1(a) and (b) to the extent any such documents are included in materials filed with the Securities and Exchange Commission on the EDGAR filing system, shall be deemed to have been delivered on the date on which the Company posts such documents on EDGAR. Notwithstanding anything contained herein, in every instance the Company shall be required to provide copies of the Compliance Certificates required by Section 6.1(c) to the Administrative Agent by electronic transmission to such address as the Administrative Agent may direct. The Administrative Agent shall have no obligation to request the delivery or to maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for obtaining its own copies of such documents.
Each Borrower hereby acknowledges that (a) the Administrative Agent and/or Bank of America, as a Lead Arranger, will make available to the Lenders materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”). In accordance with Section 9.11, each Lender hereby agrees that all information, including information furnished pursuant to this Section 6.1, furnished by any Borrower or the Administrative Agent will be syndicate-level information, which may contain material non-public information about the Borrowers and their related parties or their respective securities. Each Borrower hereby agrees (i) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, Bank of America, as a Lead Arranger, the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.11); (ii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iii) the Administrative Agent and Bank of America, as a Lead Arranger, shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
(e)Within ten (10) Business Days after the Company knows that any Reportable Event has occurred with respect to any Plan which could reasonably be expected to have a Material Adverse Effect, a statement, signed by the Chief Financial Officer, Chief

Accounting Officer, Controller, or Treasurer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.
(f)Within ten (10) Business Days after receipt by the Company, a copy of (i) any notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, (ii) any notice alleging any violation of any environmental, health or safety Law by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect and (iii) any notice of any material governmental proceeding or material litigation, which, in either case, could reasonably be expected to have a Material Adverse Effect.
(g)(x) such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.
6.2    Use of Proceeds; Margin Stock.
(a)The Company will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for lawful corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
(b)No Borrower will permit the proceeds of any Credit Extension to be used, directly or, to the knowledge of such Borrower, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except, in each case, to the extent such use is licensed or otherwise permitted under applicable law, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
6.3    Notice of Default; Notice of Beneficial Ownership Changes. Promptly upon knowledge thereof by any officer of the Company, any Subsidiary Borrower or any Significant Subsidiary or by any treasury or finance department employee of the Company serving as the primary representative relating to the transactions contemplated by this Agreement, the Company will, and will cause each such Person to, give notice in writing to the Administrative Agent of the occurrence of (a) any Default or Unmatured Default for prompt delivery to the Lenders or (b) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
6.4    Conduct of Business; Maintenance of Property; Books and Records.
The Company will, and will cause each Subsidiary Borrower and each Significant Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or fields related thereto, unless the failure to do so could not reasonably be expected to cause a Material Adverse Effect (except that the Company, the Subsidiary Borrowers and the Significant Subsidiaries shall have no duty to renew or extend contracts which expire by their terms), and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Company will, and will cause each Subsidiary Borrower and each Significant Subsidiary to, maintain, preserve and protect all Property and keep such Property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrowers will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.
6.5    Taxes.
The Company will, and will cause each Subsidiary Borrower and each Significant Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by Law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, and (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.6    Insurance.
The Company will, and will cause each Subsidiary Borrower and each Significant Subsidiary to, maintain as part of a self-insurance program or with financially sound and reputable insurance companies insurance on all their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as is consistent with sound business practice, except to the extent that the failure to do so could not, based upon the facts and circumstances existing at the time, reasonably be expected to cause a Material Adverse Effect.

6.7    Compliance with Laws.
The Company will, and will cause each Subsidiary Borrower and each Significant Subsidiary to, comply with all Laws, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, ERISA and all Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrowers will maintain in effect and enforce, in all material respects, policies and procedures designed to promote compliance by the Borrowers, their Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.
6.8    Inspection.
The Company will, and will cause each Subsidiary Borrower and each Significant Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Company, each Subsidiary Borrower and each Significant Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary Borrower and each Significant Subsidiary, and to discuss the affairs, finances and accounts of the Company, each Subsidiary Borrower and each Significant Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice at such reasonable times and intervals as the Administrative Agent or any Lender may designate; provided that neither the Company nor any Subsidiary Borrower or Significant Subsidiary shall be responsible for the costs and expenses incurred by the Administrative Agent, any Lender, or their representatives in connection with such inspection prior to the occurrence and continuation of a Default. Notwithstanding anything to the contrary in this Section 6.8, none of the Company or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussions of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information; provided, that during the continuation of a Default, such documents or information shall be provided to the Administrative Agent upon its request therefor so long as such request is made in furtherance of the Administrative Agent’s and the Lenders’ exercise of rights and remedies hereunder, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement not entered into by the Company or a Subsidiary thereof primarily for the purpose of avoiding or limiting the scope of such disclosure, or (c) is subject to attorney-client or similar privilege which has been asserted by the Company or a Subsidiary thereof or constitutes attorney work product similarly subject to such privilege.

6.9    Liens.
The Company will not, nor will it permit any Subsidiary Borrower or Significant Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any Subsidiary Borrower or Significant Subsidiary, except:
(a)Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
(b)Liens imposed by Law, such as landlords’, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
(c)Liens arising out of pledges or deposits under worker’s compensation Laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation (other than Liens in favor of the PBGC).
(d)Utility easements, building restrictions and such other encumbrances or charges against real property which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.
(e)Liens existing on the date hereof.
(f)Liens on any assets which exist at the time of acquisition of such assets by the Company or any of its Subsidiaries, or purchase money liens, purchase money security interests, liens in respect of Finance Lease Obligations or other liens to secure the payment of all of any part of the purchase price of such assets upon the acquisition of such assets by the Company or any of its Subsidiaries or to secure any Indebtedness incurred or guaranteed by the Company or any of its Subsidiaries prior to, at the time, of or within 360 days after, such acquisition (or, in the case of real property, the completion of construction (including any improvements on an existing asset) or commencement of full operation of such asset, whichever is later), which Indebtedness is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or, in the case of real property, construction or improvements thereon, provided, however, that in the case of any such acquisition, construction or improvement, the Lien shall not apply to such assets theretofore owned by the Company or any of its Subsidiaries other than, in the case of any such construction or improvement, any real property on which the property so constructed, or the improvement, is located; provided further, however, that the aggregate outstanding principal amount of Indebtedness secured by Liens permitted by this Section 6.9(f) shall not at any time exceed 1.5% of Consolidated Total Assets.
(g)Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction), of the assets subject to such liens (including without limitation liens incurred in connection with pollution control, industrial revenue or similar financings).
(h)(i) Liens on accounts receivable, related assets (including without limitation deposit accounts and collateral security related to such accounts receivable) and rights to collection arising solely in connection with the sale or transfer of such property pursuant to a receivables purchase agreement in the ordinary course of the Company’s business or in connection with any Securitization Obligations and (ii) Liens on the equity interests of any special-purpose finance Subsidiary and any intercompany note or deferred payment obligation.
(i)Liens securing Rate Hedging Obligations in an aggregate amount at no time exceeding $100,000,000, which Liens (i) arise pursuant to Specified Rate Hedging Agreements and (ii) are required as a condition of such Specified Rate Hedging Agreement by Dodd-Frank (and not merely as a matter of contract or pricing).
(j)Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in any other clause in this Section 6.9, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets which secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property).
(k)So long as no Default under Section 7.9 would occur in connection therewith, Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any of its Subsidiaries with respect to which the Company or such Subsidiary is in good faith prosecuting an appeal or proceeding for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 60 days of the date of judgment; or Liens incurred by the Company or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Subsidiary is a party.
(l)Liens securing Indebtedness described in Sections 6.10(d)(i) and (e).
(m)Liens securing Indebtedness or other obligations and not otherwise permitted by the foregoing provisions of this Section 6.9; provided that the aggregate outstanding principal amount of Indebtedness and other obligations secured by all such Liens shall not at any time exceed 3.0% of Consolidated Total Assets.
The expansion of Liens by virtue of accrual of interest or fees, the accretion of accreted value, the payment of interest, fees or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 6.9.
6.10    Subsidiary Indebtedness.
The Company will not permit any Subsidiary, other than any Subsidiary Guarantor, to create, incur or suffer to exist any Indebtedness, except:
(a)the Loans.
(b)Indebtedness (other than Securitization Obligations) outstanding on the date of this Agreement or incurred pursuant to commitments in existence on the date of this Agreement.
(c)Indebtedness of any Subsidiary to the Company or any other Subsidiary.
(d)(i) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness existed at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) secured Indebtedness, including Finance Lease Obligations, the Liens with respect to which are permitted by Section 6.9(f).
(e)any refunding or refinancing of any Indebtedness referred to in clauses (a) through (d) above; provided that any such refunding or refinancing of Indebtedness referred to in clause (b), (c) or (d) does not increase the principal amount thereof.
(f)Securitization Obligations of special-purpose finance Subsidiaries; provided that no Person has recourse against the Company, any Subsidiary Borrower or any Significant Subsidiary for such Securitization Obligations other than recourse related to Standard Securitization Undertakings.
(g)Indebtedness arising from (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business.
(h)Indebtedness arising from guarantees of loans and advances by third parties to employees and officers of a Subsidiary in the ordinary course of business for bona fide business purposes, provided that the aggregate outstanding principal amount of such Indebtedness does not at any time exceed $100,000,000.
(i)Indebtedness of a Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations or from guarantees, letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its

Subsidiaries incurred or assumed in connection with the disposition of any business, property or Subsidiary or otherwise in the ordinary course of business.
(j)Indebtedness arising from Rate Hedging Obligations.
(k)Contingent Obligations (to the extent permitted by Section 6.11 and without duplication).
(l)Indebtedness outstanding under investment grade commercial paper programs.
(m)other Indebtedness; provided that, at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, the aggregate amount of all such other Indebtedness of the Subsidiaries does not exceed an amount equal to 3.0% of Consolidated Total Assets at such time.
(n)Indebtedness consisting of the financing of insurance premiums in the ordinary course of business.
(o)Indebtedness under the Existing Revolving Loan Documents.
The accrual of interest or fees, the accretion of accreted value and the payment of interest or fees in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.10.
6.11    Contingent Obligations.
The Company will not permit any Subsidiary, other than any Subsidiary Guarantor, to make or suffer to exist any Contingent Obligation, except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the reimbursement obligations with respect to any Subsidiary Borrower under the Existing Revolving Loan Documents, (iii) Contingent Obligations consisting of Standard Securitization Undertakings, (iv) Contingent Obligations arising out of operating or synthetic leases entered into by Subsidiaries of the Company, provided that the aggregate amount of such Contingent Obligations does not at any time exceed 1.5% of Consolidated Total Assets, (v) Contingent Obligations of any Person that becomes a Subsidiary after the date hereof in respect of Indebtedness permitted by clause (d)(i) of Section 6.10; provided that such Contingent Obligations existed at the time such Person becomes a Subsidiary and were not created in contemplation of or in connection with such Person becoming a Subsidiary, and (vi) Contingent Obligations in addition to, and including additional amounts of, those described in clauses (i) through (v) above, provided that the aggregate amount of such additional Contingent Obligations (without duplication) do not at any time exceed 4.0% of Consolidated Total Assets.
6.12    Consolidated Net Leverage Ratio.
The Company shall not permit the Consolidated Net Leverage Ratio as of the last day of any fiscal quarter of the Company (each such date, a “Test Date”) to be greater than 3.75 to 1.00;

provided that if a Material Acquisition is consummated, then, upon written notice by the Company given to the Administrative Agent in the applicable Compliance Certificate, solely for the first four Test Dates occurring on or after the date such Material Acquisition is consummated, in lieu of the foregoing, the Company shall not permit the Consolidated Net Leverage Ratio on any such Test Date to be greater than 4.25 to 1.00 (each such period, a “Leverage Holiday”); and provided, further, if the Company requests a Leverage Holiday, then the Company shall not be permitted to request a subsequent Leverage Holiday until at least one full fiscal quarter has transpired thereafter where no Leverage Holiday was in effect at any time during such fiscal quarter.
ARTICLE VII.

DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
7.1    Any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
7.2    Nonpayment of principal of any Loan within one (1) Business Day after the same becomes due or nonpayment of interest upon any Loan or of any Facility Fee or other Obligations under any of the Loan Documents within five (5) days after the same becomes due.
7.3    The breach by the Company of Section 6.2(b), 6.3(a) or 6.12.
7.4    The breach by any Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document (to the extent such other Loan Document does not specify a grace or cure period with respect to the applicable event of default thereunder) which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.
7.5    The Company, any Subsidiary Borrower or any Significant Subsidiary (a) shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness having an aggregate principal amount (excluding undrawn committed amounts) of more than $250,000,000 and such failure shall continue beyond any applicable grace period (or, in the event such Indebtedness does not have a grace period for non-payment of non-principal amounts, such failure with respect to any non-principal amount shall continue for three Business Days) or (b) shall fail to observe or perform any other agreement, or any circumstance or condition shall exist, in either case relating to Indebtedness having an aggregate principal amount (excluding undrawn committed amounts) of more than $250,000,000 or contained in any instrument or other agreement evidencing, securing or relating thereto, the effect of which failure, circumstance or condition is to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (in each case automatically or otherwise), prior to its stated maturity.

7.6    The Company, any Subsidiary Borrower or any Significant Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy Laws (or any similar Laws in foreign jurisdictions) as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy Laws (or any similar Laws in foreign jurisdictions) as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.
7.7    Without the application, approval or consent of the Company, any Subsidiary Borrower or any Significant Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company, any Subsidiary Borrower or any Significant Subsidiary or any Substantial Portion, or a proceeding described in Section 7.6(iv) shall be instituted against the Company, any Subsidiary Borrower or any Significant Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
7.8    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Company and its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
7.9    The Company, any Subsidiary Borrower or any Significant Subsidiary shall fail within 60 days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money (not covered by insurance) in an aggregate amount (as to all judgments and orders) of $250 million (or the equivalent thereof in currencies other than Dollars) in which case, is/are not stayed, on appeal or otherwise being appropriately contested in good faith.
7.10    Any member of the Controlled Group shall fail to pay when due an amount or amounts for which it shall have become liable to pay under Title IV of ERISA and such failure to pay could reasonably be expected to result in a Material Adverse Effect; or notice of intent to terminate a Single Employer Plan with Unfunded Liabilities shall be filed under Section 4041(c) of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing, and such termination could be reasonably be expected to result in a Material Adverse Effect; or PBGC shall institute proceedings under which it is likely to prevail under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Single Employer Plan, and the foregoing could reasonably be expected to result in a Material Adverse Effect; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Single Employer Plan must be terminated, and the foregoing could reasonably be expected to result in a Material Adverse Effect; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which causes one or more members of the Controlled Group to incur current payment obligations where the failure to pay such obligations could be reasonably expected to result in a Material Adverse Effect.
7.11    Any Change in Control shall occur.
7.12    Any Loan Document shall fail to remain in full force or effect (other than in accordance with its express terms) or any action shall be taken to discontinue or the Company shall assert the invalidity or unenforceability of any Loan Document, or the Company shall deny that it has any further liability under any Loan Document, or shall give notice to such effect.
ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1    Acceleration.
(a)    If any Default described in Section 7.6 or 7.7 occurs with respect to the Company or any Subsidiary Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs and is continuing, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder or declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives.
(a)[reserved].
(b)[reserved].
(c)[reserved].
(a)If, within 60 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Company) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Company, rescind and annul such acceleration and/or termination.

8.2    Amendments.
(a)Subject to Section 2.12, Section 3.3 and the provisions of this Article VIII, the Required Lenders and the Borrowers may enter into written agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental written agreement shall, without the consent of all of the Lenders:
(i)extend the final maturity of any Loan to a date after the Facility Termination Date (other than pursuant to Section 2.28) or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any accrued interest or accrued fees or reduce the rate or extend the time of payment of interest or fees thereon (it being understood that amendments or waivers to any financial covenant or definition (or components thereof) not made primarily for purposes of affecting interest or fee determinations shall not constitute a reduction of interest or fees for purposes hereof, and such amendment or waiver may be made with the approval of the Required Lenders);
(ii)change the definition of Required Lenders, Section 11.2 or Pro Rata Share or any provision that requires the unanimous consent or pro rata treatment of Lenders;
(iii)extend the Facility Termination Date (other than as contemplated by Section 2.28) or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.8, or increase the amount of the Aggregate Commitment or of the Commitment of any Lender hereunder or permit any Borrower to assign its rights under this Agreement;
(iv)amend this Section 8.2; or
(v)release the Company as guarantor of any Credit Extension (except as expressly provided by the Loan Documents (including Section 9.7));
provided, further, that no amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. Notwithstanding the foregoing (but subject to the foregoing proviso), no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of, in the case of any amendment, waiver or other modification referred to above in this Section 8.2(a), any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification. The Administrative Agent may waive payment of the fee required under Section 12.1(b)(iv) without obtaining the consent of any other party to this Agreement. The Fee

Letters may be amended, and rights and privileges thereunder waived, in a writing executed only by the parties thereto.
(b)Notwithstanding the foregoing, if any Lender declines to consent to a proposed amendment, modification or waiver of the provisions of any Loan Document that requires the consent of 100% of the Lenders which amendment, modification or waiver is approved by the Required Lenders, the Company has the right to replace such non-consenting Lender or Lenders in accordance with the provisions set forth in Section 2.26.
(c)Notwithstanding anything to contrary set forth herein, if the Administrative Agent and the Borrowers acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrowers shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
8.3    Preservation of Rights.
No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders and/or other Persons required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by Law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the later of (a) the Facility Termination Date and (b) the date on which the Obligations have been paid in full and all Commitments hereunder have been terminated.
ARTICLE IX.

GENERAL PROVISIONS
9.1    Survival of Representations.
All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
9.2    Governmental Regulation; Maximum Interest Rate.
Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable Law. In addition, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.
9.3    Headings.
Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4    Entire Agreement.
The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof.
9.5    Several Obligations; Benefits of this Agreement.
The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, provided, however, that the parties hereto expressly agree that each of the Lead Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.2 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
9.6    Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrowers be jointly and severally liable to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution and delivery of the commitment letter, term sheet and Fee Letters relating to this Agreement, the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with the preparation, negotiation, execution and delivery of the commitment letter, term sheet and Fee Letters relating to this Agreement and the other Loan Documents, including its rights under this Section 9.6, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Notwithstanding anything to the contrary contained herein, the limitations on the use of legal counsel, at the Borrowers’ expense, set forth in the final sentence of Section 9.6(c) apply to the provisions set forth in this Section 9.6(a).
(b)Limitation of Liability. To the extent permitted by applicable Law (i) no Borrower shall assert, and each Borrower hereby waives, any claim against the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that, nothing in this Section shall relieve any Borrower of any obligation it may have to indemnify an Indemnitee, as provided in this Section, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(c)Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including, without limitation, any violations of Environmental Laws or civil penalties or fines assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)) (including the reasonable out-of-pocket fees, charges and disbursement of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of the commitment letter, term sheet and Fee Letters relating to this Agreement, and the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous substances on or from any property owned or operated by any Company or any of its Subsidiaries, or any environmental liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether an Indemnitee is a party thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or from a material breach in bad faith of any material obligation of such Indemnitee hereunder or under any other Loan Document or (y) any dispute is solely among Indemnitees that are Lenders or Lead Arrangers and does not involve (A) any act or omission of any Borrower or any of its Affiliates or (B) any act or omission of a Lead Arranger or the Administrative Agent, in either case in its capacity as such. Notwithstanding any other provision in this Section, the Borrowers shall not be responsible for the fees and expenses of more than one separate firm of attorneys for related claims of the Indemnitees in each applicable jurisdiction arising out of the same set of allegations or circumstances (in addition to one separate firm of local attorneys in each jurisdiction and reasonably necessary specialty counsel (such as tax and regulatory)); provided, however the Indemnitees shall have the right to employ separate counsel and the Borrowers shall jointly and severally bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of such counsel chosen by the other Indemnitees to represent the Indemnitees would present such counsel with a conflict; (ii) such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the other Indemnitees; (iii) such Indemnitee shall have reasonably concluded that it otherwise has divergent interests from the other Indemnitees; or (iv) the Company shall authorize in writing such Indemnitee to employ separate counsel at the Borrowers’ expense. This Section 9.6(c) shall not apply with respect to Taxes, other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claims.
(d)Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s share of such unpaid amount in proportion to their respective Commitments (or, if the Commitments have been terminated in proportion to their Commitments immediately prior to such termination (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought)) of such unpaid amount; provided that the unreimbursed expense of indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.
(e)Payments. All amounts due under this Section shall be payable not later than thirty (30) days after demand therefor.

(f)Survival. The agreements in this Section 9.6 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all the other Obligations.
9.7    Termination of Guarantees.
Upon (i) the irrevocable payment in full of the principal and accrued interest on all of the Loans, (ii) the payment of all other Obligations of the Borrowers, (iii) the payment of all obligations owing under or in connection with the Parent Guaranty and the Subsidiary Guaranty, and (iv) the termination of all of the Commitments under the Credit Agreement, the Parent Guaranty and the Subsidiary Guaranty shall terminate automatically without the need for any action by any party. The Administrative Agent shall enter into such agreements, documents and instruments reasonably requested by the Company (at the Company’s expense) in order to evidence such termination.
9.8    [Intentionally Omitted].
9.9    Severability of Provisions.
Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.10    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees and acknowledges its Affiliates’ understanding that: (i) the credit facility provided for hereunder and any related arranging or other services in connection herewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between each Borrower and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Lead Arrangers, on the other hand, and each Borrower is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, each Lender and each Lead Arranger, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Borrower or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, nor any Lender, nor any other Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Lender or any Lead Arranger has advised or is currently advising any Borrower or their respective Affiliates on other matters)

and neither the Administrative Agent, nor any Lender, nor any Lead Arranger has any obligations to the Company or any Subsidiary Borrower or their respective Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders, the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Borrower and their respective Affiliates and neither the Administrative Agent, nor any Lender, nor any Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against the Administrative Agent, the Lenders and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.
9.11    Treatment of Certain Information; Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations or other agreements in connection with other transactions under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Company (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or (i) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement.

For purposes of this Section, “Information” means all information received from any Borrower relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of written information received from the Company or any Subsidiary after the date hereof, such written information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED THIS SECTION 9.11 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
9.12    USA Patriot Act.
The Administrative Agent for itself and not on behalf of any Lender and each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Company and each Borrower and other information that will allow such Lender to identify the Company and such Borrower in accordance with the Act.

9.13    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.
9.14    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.
9.15    Interest Rates. Benchmark Notification; Availability of Daily Simple SOFR. The interest rate on a Loan denominated in dollars or an Agreed Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.3 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The

Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to any Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Daily Simple SOFR shall not be available as an interest rate hereunder for so long as Term SOFR is available.
9.16    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any Guarantor, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(c)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any Guarantor, that none of the Administrative Agent, or any Lead Arranger, any Syndication Agent, any Documentation Agent, any Book Manager or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
ARTICLE X.

THE AGENT
10.1    Appointment and Authority.
Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
10.2    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3    Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default or Default unless and until notice describing such Unmatured Default or Default is given to the Administrative Agent by the Company or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Default or Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.5    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
10.6    Resignation of Administrative Agent.
(a)Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (with the consent of the Company unless a Default has occurred (any such consent of the Company not to be unreasonably withheld or delayed)) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Company) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may (with the consent of the Company unless a Default has occurred (any such consent of the Company not to be unreasonably withheld or delayed)), to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and (with the consent of the Company unless a Default has occurred (any such consent of the Company not to be unreasonably withheld or delayed)) appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders and the Company) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.5(f)) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.6). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article X and Section 9.6 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
10.7    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender expressly acknowledges that none of the Administrative Agent nor the Lead Arrangers has made any representation or warranty to it, and that no act by the Administrative

Agent or the Lead Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Borrower or of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Lead Arrangers to any Lender as to any matter, including whether the Administrative Agent or the Lead Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Lead Arrangers that it has, independently and without reliance upon the Administrative Agent, the Lead Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
10.8    No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the Book Managers, Lead Arrangers or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
10.9    Administrative Agent May File Proofs of Claim.
In case of the pendency of any proceeding under any Federal bankruptcy Laws (or any similar Laws in foreign jurisdictions) or other judicial proceeding relative to the Company or any Borrower, the Administrative Agent (irrespective of whether the principal of any Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, as follows:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under this Agreement) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.6 and 9.6.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
10.10    Erroneous Payments.
Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.
ARTICLE XI.

SETOFF; RATABLE PAYMENTS
11.1    Right of Setoff.
If a Default shall have occurred and be continuing and the Obligations have become, or have been declared, due and payable in accordance with Section 8.1(a), each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.2    Ratable Payments.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 2.28, 3.1, 3.2, 3.4 or 3.5 hereof) greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that
(a)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b)the provisions of this Section shall not be construed to apply to (i) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.
ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1    Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower (other than a Subsidiary Borrower, so long as another Borrower assumes any outstanding duties and obligations of such Subsidiary Borrower) may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 12.1 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B)in any case not described in clause (b)(i)(A) of this Section 12.1, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:
(A)the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof in accordance with Section 13.1; and
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or Affiliate of such Lender or an Approved Fund.
(iv)Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement (or, to the extent applicable, an agreement incorporating such an assignment by reference pursuant to a Platform as to which the Administrative Agent and the parties to such assignment are participants), together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the assignee designates one or more “Credit Contacts” to whom all syndicate-level Information (which may contain material non-public Information about the Company and its affiliates and its related parties or their respective securities) will be made available and who may receive such Information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(v)No Assignment to Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
(vii)    No Assignment to Defaulting Lender. No such assignment shall be made to a Defaulting Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5 and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)     Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment Agreement and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.20 or 9.6(c), the Administrative Agent shall have no obligation to accept such Assignment Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Defaulting Lender or any Person (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.2 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5 and 9.6 (subject to the requirements and limitations therein, including, the requirements under Section 3.5(f) (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lenders)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.26 and 11.2 as if it were an assignee under paragraph (b) of this Section; and (ii) shall not be entitled to receive any greater payment under Sections 3.1, 3.2, 3.4 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant agrees to be subject to Section 11.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE XIII.

NOTICES
13.1    Notices.
(a)Subject to paragraph (b) below and except as otherwise permitted by Section 2.16 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrowers or the Administrative Agent, at its address or facsimile number set forth on Schedule 13.1, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrowers in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received. Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWERS MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWERS MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent Party.
(d)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Borrowing Notices) purportedly given by or on behalf of each Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

13.2    Change of Address.
The Borrowers, the Administrative Agent and any Lender may each change the address for service of notice upon it by five (5) days’ prior written notice to the other parties hereto.
ARTICLE XIV.

ELECTRONIC EXECUTION; ELECTRONIC RECORDS; COUNTERPARTS
This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrowers and each of the Administrative Agent and the Lenders agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Company and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
The Borrowers and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrowers to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

ARTICLE XV.

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
15.1    CHOICE OF LAW.
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE, PROCEEDING OR CAUSE OF ACTION (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
15.2    CONSENT TO JURISDICTION; VENUE.
THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH

NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS PARAGRAPH OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
15.3    WAIVER OF JURY TRIAL.
THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
[Signature Page Follows]

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.
CARDINAL HEALTH, INC.
By: /s/ SCOTT B. ZIMMERMAN
Name: Scott Zimmerman
Title: Treasurer

[Signature Page to Cardinal Health, Inc. 364-Day Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent
By: /s/ CAROLEN ALFONSO
Name: Carolen Alfonso
Title: Vice President

[Signature Page to Cardinal Health, Inc. 364-Day Credit Agreement]

BANK OF AMERICA, N.A.,
as Lender
By: /s/ TYLER MORGAN
Name: Tyler Morgan
Title: Vice President

[Signature Page to Cardinal Health, Inc. 364-Day Credit Agreement]

JPMORGAN CHASE BANK N.A., as Lender
By: /s/ GREGORY T. MARTIN
Name: Gregory T. Martin
Title: Executive Director

[Signature Page to Cardinal Health, Inc. 364-Day Credit Agreement]

Wells Fargo Bank, National Association,
as Lender
By: /s/ ANDREA S. CHEN
Name: Andrea S. Chen
Title: Managing Director

[Signature Page to Cardinal Health, Inc. 364-Day Credit Agreement]

BARCLAYS BANK PLC, as Lender
By: /s/ EDWARD PAN
Name: Edward Pan
Title: Vice President

[Signature Page to Cardinal Health, Inc. 364-Day Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Lender
By: /s/ MING K. CHU
Name: Ming K. Chu
Title: Director

[Signature Page to Cardinal Health, Inc. 364-Day Credit Agreement]

GOLDMAN SACHS BANK USA,
as Lender
By: /s/ Nicholas Merino
Name: Nicholas Merino
Title: Authorized Signatory

[Signature Page to Cardinal Health, Inc. 364-Day Credit Agreement]

THE BANK OF NOVA SCOTIA,
as Lender
By: /s/ IAIN STEWART
Name: Iain Stewart
Title: Managing Director

[Signature Page to Cardinal Health, Inc. 364-Day Credit Agreement]

MUFG Bank, Ltd., as Lender
By: /s/ GILROY DSOUZA
Name: Gilroy DSouza
Title: Authorized Signatory

[Signature Page to Cardinal Health, Inc. 364-Day Credit Agreement]

STANDARD CHARTERED BANK,
as Lender
By: /s/ KRISTOPHER TRACY
Name: Kristopher Tracy
Title: Director, Financing Solutions

[Signature Page to Cardinal Health, Inc. 364-Day Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION
as Lender
By: /s/ TOM PRIEDEMAN
Name: Tom Priedeman
Title: Senior Vice President

[Signature Page to Cardinal Health, Inc. 364-Day Credit Agreement]

TRUIST BANK, as Lender
By: /s/ ALEXANDRA KORCHMAR
Name: Alexandra Korchmar
Title: Vice President

[Signature Page to Cardinal Health, Inc. 364-Day Credit Agreement]

The Huntington National Bank
By: /s/ JOSEPH D. HRICOVSKY
Name: Joseph D. Hricovsky
Title: Senior Vice President

[Signature Page to Cardinal Health, Inc. 364-Day Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as Lender
By: /s/ ANTHONY IRWIN
Name: Anthony Irwin
Title: Senior Vice President

[Signature Page to Cardinal Health, Inc. 364-Day Credit Agreement]